Exhibit 99.1

Goodrich Petroleum Announces Fourth Quarter and Year-End 2020 Results

HOUSTON, March 11, 2021 /PRNewswire/ -- Goodrich Petroleum Corporation (NYSE American: GDP) (the "Company") today announced fourth quarter and year-end 2020 financial and operating results.

THE COMPANY HAS POSTED A NEW PRESENTATION ON THE COMPANY'S WEBSITE WHICH WILL BE REVIEWED ON THE EARNINGS CONFERENCE CALL. INVESTORS CAN ACCESS THE SLIDES AT:

http://goodrichpetroleumcorp.investorroom.com/presentations

FINANCIAL HIGHLIGHTS

  Adjusted net income was $3.3 million for the quarter and $2.7 million for the year.  The Company had a net loss of $7.9 million ($0.62 per basic and fully diluted share) for the quarter and a net loss of $44.1 million ($3.50 per basic and fully diluted share) for the year, which included an impairment expense of $18.9 million for the quarter and $36.1 million for the year and a mark-to-market loss representing the change of the fair value of our open natural gas and oil derivative contracts of $10.8 million for the year.
  Adjusted EBITDA was $17.4 million for the quarter and $62.0 million for the year. Discretionary cash flow ("DCF"), defined as net cash provided by operating activities before changes in working capital, was $16.8 million in the quarter and $58.4 million for the year.
  Production totaled 12.4 Bcfe in the quarter, or an average of approximately 135,000 Mcfe per day. Production was negatively impacted by the completion deferral of 4 gross (0.5 net) non-operated wells to the first quarter of 2021.
  Return on Invested Capital ("ROIC"), defined as trailing twelve month Adjusted EBITDA divided by total assets less current liabilities, was 38% at year-end.
  Per unit cash expenses were $1.04 per Mcfe for the quarter, broken out as follows.
    Lease operating expense ("LOE") including workovers was $0.29 per Mcfe, which included $0.07 per Mcfe of workover expense;
    Production and other taxes expense was $0.03 per Mcfe;
    Transportation and processing expense was $0.37 per Mcfe;
    General and Administrative ("G&A") expense (payable in cash) was $0.28 per Mcfe; and
    Cash Interest expense was $0.07 per Mcfe.
  Cash Margin was $1.31 per Mcfe (56%), comprised of a net realized price including hedges of $2.35 per Mcfe less per unit cash expenses detailed above of $1.04 per Mcfe.
  On March 9, 2021, the Company added an incremental $15 million of second lien notes to its existing such notes and extended the maturity date to May 31, 2023. The Company used the proceeds to pay down its credit facility balance, which stood at $96.4 million at year-end. The incremental capital provides added liquidity under its credit facility, which currently has a borrowing base of $120 million, with its next redetermination in the spring.

RESERVES

  Under SEC pricing of $39.57 per Bbl of oil and $1.99 per Mcf of gas, proved reserves grew by 5% over the previous year to 543 Bcfe. The present value, using a 10% discount rate of the future net cash flows ("PV10"), was $183 million. The Company had reserve additions of 181 Bcfe, production of 49 Bcfe and negative revisions of 106 Bcfe primarily due to natural gas prices. Drilling and completion capital expenditures in 2020 were $56.2 million, for an organic finding and development cost of $0.31 per Mcfe. Proved developed reserve additions had a finding and development cost of $0.91 per Mcfe. Proved developed producing reserves comprised 29% of the total volumes and 57% of PV10.
  Year-end proved reserves at flat pricing of $2.50 per Mcf and $55.00 per barrel of oil, totaled 559 Bcfe, with PV10 of $338 Million (46% PDP), 99% Natural Gas.
  Year-end proved reserves at flat pricing of $3.00 per Mcf and $55.00 per barrel of oil totaled 566 Bcfe, with PV10 of $485 Million (41% PDP), 99% Natural Gas.

ACREAGE ACQUISITION

In the fourth quarter, the Company acquired an incremental 2,000 net acres in the core of the Haynesville Shale area in Caddo Parish, Louisiana under a drill-to-earn basis, which brings its acreage totals in the play to approximately 49,000 gross (26,000 net) acres. For the year, the Company added approximately 4,000 net acres through bolt on acquisitions.

GUIDANCE

The Company is maintaining its full year capital expenditure guidance for 2021 of $75 – 85 million, but issuing new production guidance to take into effect an increase in non-operated activity versus operated activity, which will cause a delay in previously scheduled completions, and production shut-ins from the storm in February. Production guidance for 2021 is reduced by 5,000 MMBtu per day at the midpoint, to an average of 160,000 – 170,000 Mcfe per day, and production for the first quarter is expected to average 127,500 – 132,500 Mcfe per day. The Company has recently completed 9.0 gross (3.2 net) wells, with current production rate of approximately 160,000 Mcfe per day.

FINANCIAL RESULTS

Cash Flow

Adjusted EBITDA was $17.4 million in the quarter, compared to $20.9 million in the prior year period. Adjusted EBITDA for the year was $62.0 million versus $79.0 million in the prior year.

Discretionary cash flow ("DCF"), defined as net cash provided by operating activities before changes in working capital, was $16.8 million in the quarter, compared to $19.8 million in the prior year period. DCF was $58.4 million for the year, versus $75.5 million in the prior year.

(See accompanying tables at the end of this press release that reconcile Adjusted EBITDA and DCF, each of which are non-US GAAP financial measures, to their most directly comparable US GAAP financial measure.)

Net Income (Loss)

Net loss for the quarter was $7.9 million, or ($0.62 per basic and fully diluted share), versus net loss of $0.9 million, or ($0.08 per basic and fully diluted share) in the prior year period. Net loss for the year was $44.1 million, or ($3.50 per basic and fully diluted share), versus net income of $13.3 million, or $1.09 per basic and $0.96 per fully diluted share in the prior year. Adjusted net income was $3.3 million for the quarter and $2.7 million for the year.

(See accompanying tables at the end of this press release that reconciles adjusted net income, which is a non-US GAAP financial measure, to its most directly comparable US GAAP financial measure.)

Production

Production totaled 12.4 Bcfe in the quarter, or an average of approximately 135,000 Mcfe per day (98% natural gas), versus 13.3 Bcfe, or an average of approximately 145,000 Mcfe per day (98% natural gas) in the prior year period. Production for the year was 49.0 Bcfe, or an average of approximately 134,000 Mcfe per day (98% natural gas), versus 47.7 Bcfe, or an average of approximately 131,000 Mcfe per day (98% natural gas) in the prior year. Production for the quarter was negatively impacted by the completion deferral of 4 gross (0.5 net) non-operated wells to the first quarter of 2021.

Revenues

Oil and natural gas revenues adjusted for cash settled derivatives totaled $29.2 million in the quarter, comprised of $28.9 million of realized oil and natural gas revenues and $0.3 million of cash settled derivatives. The average realized price per unit was $2.33 per Mcfe ($2.25 per Mcf of natural gas and $42.11 per barrel of oil) or $2.35 per Mcfe when including cash settled derivatives, versus $2.27 per Mcfe ($2.14 per Mcf of natural gas and $58.52 per barrel of oil) or $2.53 per Mcfe when including cash settled derivatives in the prior year.

Oil and natural gas revenues adjusted for cash settled derivatives totaled $109.0 million for the year, comprised of $93.8 million of oil and natural gas revenues and $15.2 million of cash settled derivatives. The average realized price per unit for the year was $1.92 per Mcfe ($1.82 per Mcf of natural gas and $42.59 per barrel of oil) or $2.23 per Mcfe when including cash settled derivatives, versus $2.48 per Mcfe ($2.31 per Mcf of natural gas and $60.77 per barrel of oil), or $2.68 per Mcfe when including cash settled derivatives in the prior year.

(See accompanying table at the end of this press release that reconciles oil and natural gas revenues adjusted for cash settled derivatives, which is a non-US GAAP financial measure, to its most directly comparable US GAAP financial measure.)

Operating Expenses

Lease operating expense ("LOE") was $3.6 million in the quarter, or $0.29 per Mcfe, which included $0.9 million, or $0.07 per Mcfe for workovers. LOE was $3.5 million, or $0.26 per Mcfe, in the prior year period, which included $0.4 million, or $0.03 per Mcfe, for workovers. For the year, LOE totaled $13.0 million, or $0.27 per Mcfe, which included $2.2 million, or $0.04 per Mcfe, for workovers, versus $12.4 million, or $0.26 per Mcfe in the prior year, which included $1.3 million, or $0.03 per Mcfe, in workovers.

Production and other taxes were $0.4 million in the quarter, or $0.03 per Mcfe, versus $0.7 million, or $0.05 per Mcfe, in the prior year period. For the year, production and other taxes totaled $2.8 million, or $0.06 per Mcfe, versus $2.6 million, or $0.05 per Mcfe, in the prior year.

Transportation and processing expense was $4.5 million in the quarter, or $0.37 per Mcfe, versus $5.1 million, or $0.39 per Mcfe, in the prior year period. For the year, transportation and processing expense totaled $19.1 million, or $0.40 per Mcfe, versus $20.7 million, or $0.43 per Mcfe, in the prior year.

Depreciation, depletion and amortization ("DD&A") expense was $11.1 million in the quarter, or $0.90 per Mcfe, versus $14.2 million, or $1.06 per Mcfe, in the prior year period. For the year, DD&A expense totaled $46.6 million, or $0.95 per Mcfe, versus $50.7 million, or $1.06 per Mcfe, in the prior year.

Impairment expense was $18.9 million in the quarter, or $1.52 per Mcfe, and $36.1 million for the year, or $0.74 per Mcfe, as a result of the full cost ceiling test due to low natural gas prices over the trailing twelve months. There was no impairment charge recorded in the prior year periods.

General and Administrative ("G&A") expense was $4.7 million in the quarter, or $0.38 per Mcfe, versus $5.3 million, or $0.40 per Mcfe, in the prior year period. G&A expense payable in cash was $3.4 million in the quarter, or $0.28 per Mcfe, versus $3.7 million or $0.28 per Mcfe, in the prior year period. For the year, G&A expense totaled $18.0 million, or $0.37 per Mcfe, versus $20.8 million, or $0.44 per Mcfe, in the prior year. G&A expense payable in cash for the year was $13.3 million, or $0.27 per Mcfe, versus $14.5 million, or $0.30 per Mcfe, in the prior year.

G&A expense related to non-cash stock based compensation totaled $1.2 million in the quarter, or $0.10 per Mcfe, versus $1.6 million, or $0.12 per Mcfe, in the prior year period. For the year, G&A expense related to non-cash stock based compensation totaled $4.7 million, or $0.10 per Mcfe, versus $6.3 million, or $0.13 per Mcfe, in the prior year.

(See accompanying table at the end of this press release that reconciles G&A expense payable in cash, which is a non-US GAAP financial measure, to its most directly comparable US GAAP financial measure.)

Operating Income (Loss)

Operating loss, defined as revenues minus operating expenses, totaled $14.3 million in the quarter and $41.7 million for the year. Adjusted operating income was $4.6 million for the quarter and adjusted operating loss was $5.6 million for the year.

(See accompanying table at the end of this press release that reconciles adjusted operating income (loss), which is a non-US GAAP financial measure, to its most directly comparable US GAAP financial measure.)

Interest Expense

Interest expense totaled $1.6 million in the quarter, which included interest payable in cash of $0.9 million incurred on the Company's credit facility and non-cash interest of $0.7 million, which included $0.5 million paid-in-kind interest incurred on the Company's second lien notes and $0.2 million amortization of debt discount and issuance costs. Interest expense was $2.0 million in the prior year period, which included interest payable in cash of $1.2 million incurred on the Company's credit facility and non-cash interest of $0.8 million, which included $0.4 million paid-in-kind interest on the Company's second lien notes and $0.4 million amortization of debt discount and issuance costs.

Interest expense for the year totaled $7.0 million, which included interest payable in cash of $4.0 million incurred on the Company's credit facility and non-cash interest of $3.0 million, which included $1.8 million paid-in-kind interest on the Company's second lien notes and $1.2 million amortization of debt discount and issuance costs. Interest expense in the prior year totaled $11.0 million, which included interest payable in cash of $3.9 million incurred on the Company's credit facility and non-cash interest of $7.1 million, which included $4.0 million paid-in-kind interest on the Company's second lien notes and $3.1 million amortization of debt discount and issuance costs.

(See accompanying table at the end of this press release that reconciles interest payable in cash, which is a non-US GAAP financial measure, to its most directly comparable US GAAP financial measure.)

Capital Expenditures

Capital expenditures totaled $11.0 million in the quarter, of which $10.9 million was spent on drilling and completion costs and $0.1 million for asset retirement obligations. For the year, capital expenditures totaled $56.5 million, of which $56.2 million was spent on drilling and completion costs, $0.2 million for asset retirement obligations and, $0.1 million on furniture and fixtures. The Company's Board of Directors will review the Company's preliminary capital expenditure budget for 2021 quarterly and adjust, if necessary, based on commodity prices and the goal of free cash flow generation from moderate growth in volumes and a further reduction in per unit costs.

Balance Sheet

The Company exited the year with $1.4 million of cash, $96.4 million outstanding under the Company's credit facility and total principal debt outstanding, including the credit facility and the second lien notes, of $110.2 million. On March 9, 2021, the Company added an incremental $15 million of second lien notes under the same terms of such notes and extended the maturity date to May 31, 2023, and used the proceeds to pay down the credit facility balance. The Company currently has a borrowing base of $120 million with its next redetermination due in the spring.

Crude Oil and Natural Gas Derivatives

The Company had a gain of $8.0 million on its derivatives not designated as hedges in the quarter, which was comprised of a $0.3 million gain on cash derivative settlements and a $7.7 million gain from the change in fair value of our natural gas and oil derivative contracts. In the prior year period, the Company had a loss of $0.4 million on its derivatives not designated as hedges in the quarter, which was comprised of a $3.4 million gain on cash derivative settlements and a $3.8 million loss from the change in fair value of our natural gas and oil derivative contracts.

For the year ended December 31, 2020, the Company had a gain of $4.4 million on its derivatives not designated as hedges, which was comprised of a gain of $15.2 million on cash derivative settlements and a $10.8 million loss from the change in fair value of our natural gas and oil derivative contracts. In the prior year, the Company had a gain of $15.0 million on its derivatives not designated as hedges, which was comprised of a gain of $9.6 million on cash derivative settlements and a $5.4 million gain from the change in fair value of our natural gas and oil derivative contracts.

OTHER INFORMATION

In this press release, the Company refers to several non-US GAAP financial measures, including Adjusted EBITDA, DCF, Return on Invested Capital ("ROIC"), oil and natural gas revenues adjusted for cash settled derivatives, adjusted net income, adjusted operation income (loss), G&A expense payable in cash and interest payable in cash. Management believes Adjusted EBITDA, DCF and ROIC are good financial indicators of the Company's performance and ability to internally generate operating funds. Adjusted EBITDA and adjusted net income should not be considered an alternative to net income (loss) applicable to common stock, as defined by US GAAP. DCF should not be considered an alternative to net cash provided by operating activities, as defined by US GAAP. Oil and natural gas revenues adjusted for cash settled derivatives should not be considered an alternative for oil and natural gas revenues, as defined by US GAAP. Adjusted operating income (loss) should not be considered an alternative to operating income (loss), as defined by US GAAP. G&A expense payable in cash should not be considered an alternative to general and administrative expense, as defined by US GAAP. Interest payable in cash should not be considered an alternative to interest expense, as defined by US GAAP. Management believes that all of these non-US GAAP financial measures provide useful information to investors because they are monitored and used by Company management and widely used by professional research analysts in the valuation and investment recommendations of companies within the oil and gas exploration and production industry.

Unless otherwise stated, oil production volumes include condensate.

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as "forward looking statements" within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, changes in commodities prices and costs of drilling and completion, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company's Annual Report on Form 10-K for the year ended December 31, 2020 and other subsequent filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Goodrich Petroleum is an independent oil and natural gas exploration and production company listed on the NYSE American under the symbol "GDP".

GOODRICH PETROLEUM CORPORATION
SELECTED INCOME AND PRODUCTION DATA
(In thousands, except per share amounts)

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Volumes
Natural gas (MMcf)	12,173	13,089	48,110	46,712
Oil and condensate (MBbls)	37	37	143	171
Mmcfe - Total	12,392	13,313	48,968	47,737

Mcfe per day	134,700	144,704	133,792	130,787

Reconciliation of Oil and natural gas revenues adjusted for cash settled derivatives (non-US GAAP)

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Oil and natural gas revenues (US GAAP)	$ 28,876	$ 30,160	$ 93,793	$ 118,353
Net cash received in settlement of derivative instruments	287	3,425	15,192	9,560
Oil and natural gas revenues adjusted for cash settled derivatives	$ 29,163	$ 33,585	$ 108,985	$ 127,913

Oil and natural gas revenues	$ 28,876	$ 30,160	$ 93,793	$ 118,353
Other	24	1	33	(3)
	$ 28,900	$ 30,161	$ 93,826	$ 118,350

Operating Expenses
Lease operating expense (LOE excluding workovers - $2,761, $3,109, $10,824, $11,087, respectively)	3,617	3,469	13,001	12,371
Production and other taxes	390	695	2,751	2,573
Transportation and processing	4,469	5,141	19,055	20,703
Depreciation, depletion and amortization	11,119	14,172	46,603	50,722
Impairment of oil and natural gas properties	18,889	-	36,059	-
General and administrative (payable in cash - $3,426, $3,724, $13,254, $14,473, respectively)	4,662	5,333	17,989	20,775
Other	34	(73)	21	106
Operating income (loss)	(14,280)	1,424	(41,653)	11,100

Other income (expense)
Interest expense (payable in cash - $881, $1,208, $4,030, $3,902, respectively)	(1,639)	(1,965)	(7,049)	(11,001)
Interest income (expense) and other	6	1	153	25
Loss (gain) on commodity derivatives not designated as hedges	8,037	(387)	4,408	15,010
Loss on early extinguishment of debt	-	-	-	(1,846)
	6,404	(2,351)	(2,488)	2,188

Income (loss) before income taxes	(7,876)	(927)	(44,141)	13,288
Income tax benefit	-	-	-	-
Net income (loss)	$ (7,876)	$ (927)	$ (44,141)	$ 13,288

Discretionary cash flow (see non-US GAAP reconciliation) (1)	$ 16,761	$ 19,820	$ 58,448	$ 75,482

Adjusted EBITDA (see calculation and non-US GAAP reconciliation) (2)	$ 17,442	$ 20,948	$ 62,023	$ 78,953

Weighted average common shares outstanding - basic	12,776	12,307	12,617	12,233
Weighted average common shares outstanding - diluted (3)	12,776	12,307	12,617	13,895

Income (loss) per share
Net income (loss) - basic	$ (0.62)	$ (0.08)	$ (3.50)	$ 1.09
Net income (loss) - diluted	$ (0.62)	$ (0.08)	$ (3.50)	$ 0.96

(1) Discretionary cash flow is defined as net cash provided by operating activities before changes in operating assets and liabilities. Management believes that the non-US GAAP measure of discretionary cash flow is useful as an indicator of an oil and natural gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with US GAAP.

(2) Adjusted EBITDA is defined as earnings before interest expense, income and similar taxes, DD&A, share based compensation expense and impairment of oil and natural gas properties. In calculating adjusted EBITDA, reorganization gains/losses and gains/losses on commodity derivatives not designated as hedges net of cash received or paid in settlement of derivative instruments are also excluded. Other excluded items include interest income and other, adjustments per our 2019 Senior Credit Facility agreement for operating leases under ASC 842 and any other extraordinary non-cash gains/losses.

(3) Fully diluted shares excludes approximately 2.4 million potentially dilutive instruments that were anti-dilutive for the three months and year ended December 31, 2020, and 2.1 million and 0.6 million potentially dilutive instruments that were anti-dilutive for the three months and year ended December 31, 2019, respectively.

GOODRICH PETROLEUM CORPORATION
Per Unit Sales Prices and Costs

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019

Average sales price per unit:
Oil (per Bbl)
Including net cash received from/paid to settle oil derivatives	$ 49.57	$ 54.15	$ 53.66	$ 56.78
Excluding net cash received from/paid to settle oil derivatives	$ 42.11	$ 58.52	$ 42.59	$ 60.77
Natural gas (per Mcf)
Including net cash received from/paid to settle natural gas derivatives	$ 2.25	$ 2.41	$ 2.11	$ 2.53
Excluding net cash received from/paid to settle natural gas derivatives	$ 2.25	$ 2.14	$ 1.82	$ 2.31
Oil and natural gas (per Mcfe)
Including net cash received from/paid to settle oil and natural gas derivatives	$ 2.35	$ 2.53	$ 2.23	$ 2.68
Excluding net cash received from/paid to settle oil and natural gas derivatives	$ 2.33	$ 2.27	$ 1.92	$ 2.48

Costs Per Mcfe
Lease operating expense ($0.22, $0.23, $0.23 and $0.23 per Mcfe excluding workovers, respectively)	$ 0.29	$ 0.26	$ 0.27	$ 0.26
Production and other taxes	$ 0.03	$ 0.05	$ 0.06	$ 0.05
Transportation and processing	$ 0.37	$ 0.39	$ 0.40	$ 0.43
Depreciation, depletion and amortization	$ 0.90	$ 1.06	$ 0.95	$ 1.06
Impairment of oil and natural gas properties	$ 1.52	$ -	$ 0.74	$ -
General and administrative (payable in cash - $0.28, $0.28, $0.27, and $0.30, respectively)	$ 0.38	$ 0.40	$ 0.37	$ 0.44
Other	$ -	$ (0.01)	$ -	$ -
	$ 3.48	$ 2.16	$ 2.77	$ 2.25

Note: Amounts on a per Mcfe basis may not total due to rounding.

GOODRICH PETROLEUM CORPORATION
Cash Flow Data (In thousands)

Reconciliation of discretionary cash flow and net cash provided by operating activities (non-US GAAP)

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019

Net cash provided by operating activities (US GAAP)	$ 14,299	$ 22,224	$ 58,891	$ 79,071
Net changes in working capital	(2,462)	2,404	443	3,589
Discretionary cash flow (1)	$ 16,761	$ 19,820	$ 58,448	$ 75,482

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$ (7,876)	$ (927)	$ (44,141)	$ 13,288
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depletion, depreciation and amortization	11,119	14,172	46,603	50,722
Impairment of oil and natural gas properties	18,889	-	36,059	-
Right of use asset depreciation	255	313	1,193	1,252
(Gain) loss on derivatives not designated as hedges	(8,038)	387	(4,408)	(15,010)
Net cash received in settlement of derivative instruments	287	3,425	15,192	9,560
Share based compensation (non-cash)	1,263	1,635	4,827	6,400
Amortization of finance cost, debt discount, paid in-kind interest and accretion	758	757	3,019	7,097
Loss on early extinguishment of debt	-	-	-	1,846
Loss from material transfers & inventory sales & write-downs	104	58	104	327
Change in assets and liabilities:
Accounts receivable, trade and other, net of allowance	1,187	(201)	604	6
Accrued oil and gas revenue	(2,542)	(1,443)	1,166	3,119
Prepaid expenses and other	(181)	(157)	(116)	35
Inventory	-	(45)	-	(45)
Accounts payable	(1,042)	3,158	1,463	614
Accrued liabilities	116	1,092	(2,674)	(140)
Net cash provided by operating activities	14,299	22,224	58,891	79,071
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(10,250)	(25,102)	(58,262)	(99,301)
Proceeds from sale of assets	-	-	-	1,334
Net cash used in investing activities	(10,250)	(25,102)	(58,262)	(97,967)
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments of bank borrowings	(5,000)	-	(6,000)	(49,500)
Proceeds from bank borrowings	5,000	5,000	9,500	115,400
Repayments of Convertible Second Lien Notes	-	-	-	(56,728)
Proceeds from New 2L Notes	-	-	-	12,000
Issuance cost, net	-	(279)	-	(2,795)
Purchase of treasury stock and other	(3,940)	(1,551)	(4,221)	(2,097)
Net cash provided by (used in) financing activities	(3,940)	3,170	(721)	16,280
Net increase (decrease) in cash and cash equivalents	109	292	(92)	(2,616)
Cash and cash equivalents, beginning of period	1,251	1,160	1,452	4,068
Cash and cash equivalents, end of period	$ 1,360	$ 1,452	$ 1,360	$ 1,452

GOODRICH PETROLEUM CORPORATION
Other Information and Reconciliations (In thousands)

Supplemental Balance Sheet Data
	As of
	December 31, 2020

Cash and cash equivalents	$ 1,360

Long-term debt, net	$ 110,159
Unamortized debt discount and issuance cost	1,052
Total principal amount of debt	$ 111,211

Reconciliation of Net income (loss) to Adjusted EBITDA (non-US GAAP)

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019

Net income (loss) (US GAAP)	$ (7,876)	$ (927)	$ (44,141)	$ 13,288
Depreciation, depletion and amortization ("DD&A")	11,119	14,172	46,603	50,722
Impairment of oil and natural gas properties	18,889	-	36,059	-
Stock compensation expense (non-cash)	1,262	1,635	4,827	6,400
Interest expense	1,639	1,965	7,049	11,001
Loss (gain) on derivatives not designated as hedges	(8,038)	387	(4,408)	(15,010)
Net cash received in settlement of derivative instruments	287	3,425	15,192	9,560
Loss on early extinguishment of debt	-	-	-	1,846
Other excluded items **	160	291	842	1,146
Adjusted EBITDA (2)	$ 17,442	$ 20,948	$ 62,023	$ 78,953

**  Other items include $0.2 million, $0.3 million, $1.0 million and $1.2 million, respectively, from the impact of accounting for operating leases under ASC 842, as well as interest income, reorganization items and other non-recurring income and expense.

Reconciliation of Return on Invested Capital ("ROIC") (non-US GAAP)

For the trailing 12 months ended December 31, 2020
Adjusted EBITDA (non US-GAAP, see reconciliation above)	$ 62,023

As of December 31, 2020
Total Assets (US GAAP)	$ 205,077
Less: Current Liabilities (US GAAP)	(41,951)
Invested Capital ("IC") (non-US GAAP)	$ 163,126

Return on Invested Capital (ROIC) (Adjusted EBITDA / IC)	38%

Reconciliation of Adjusted net income (loss) (non-US GAAP)

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net income (loss) (US GAAP)	$ (7,876)	$ (927)	$ (44,141)	$ 13,288
Impairment of oil and natural gas properties	18,889	-	36,059	-
Change in fair value of derivatives not designated as hedges	(7,751)	3,812	10,784	(5,450)
Adjusted net income (loss)	$ 3,262	$ 2,885	$ 2,702	$ 7,838

Reconciliation of Adjusted operating income (loss) (non-US GAAP)

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Operating income (loss) (US GAAP)	$ (14,280)	$ 1,424	$ (41,653)	$ 11,100
Impairment of oil and natural gas properties	18,889	-	36,059	-
Adjusted operating income (loss)	$ 4,609	$ 1,424	$ (5,594)	$ 11,100

Derivative Activity

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Change in fair value of derivatives not designated as hedges	$ 7,751	$ (3,812)	$ (10,784)	$ 5,450
Net cash received in settlement of derivative instruments	287	3,425	15,192	9,560
Net gain (loss) on derivatives not designated as hedges	$ 8,038	$ (387)	$ 4,408	$ 15,010

Reconciliation of interest payable in cash to interest expense (non-US GAAP)

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019

Interest expense (US GAAP)	$ 1,639	$ 1,965	$ 7,049	$ 11,001
Amortization of debt discount and issuance cost and paid-in-kind interest	(758)	(757)	(3,019)	(7,099)
Interest payable in cash	$ 881	$ 1,208	$ 4,030	$ 3,902

GOODRICH PETROLEUM CORPORATION
Other Information and Reconciliations continued (In thousands, except per unit amounts)

Reconciliation of capital expenditures (unaudited)

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net cash used in investing activities (US GAAP)	$ (10,250)	$ (25,102)	$ (58,262)	$ (97,967)
Cash calls received (utilized), net	(130)	-	615	-
Cash proceeds related to sale of assets	-	-	-	(1,334)
Miscellaneous capitalized costs & ARO adjustments	(305)	(318)	(915)	(1,020)
Cost incurred in prior period and paid in current period	3,808	13,138	6,175	8,086
Capital accrual at period end	(4,138)	(6,175)	(4,138)	(6,175)
Total capital expenditures	$ (11,015)	$ (18,457)	$ (56,525)	$ (98,410)

Reconciliation of general & administrative expense payable in cash to general and administrative expense (non-US GAAP)

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
General & administrative expense (US GAAP)	$ 4,662	$ 5,333	$ 17,989	$ 20,775
Share based compensation	(1,236)	(1,609)	(4,735)	(6,302)
General & administrative expense payable in cash	$ 3,426	$ 3,724	$ 13,254	$ 14,473
Oil and natural gas production (Mcfe)	12,392	13,313	48,968	47,737
General and administrative expense payable in cash per Mcfe	$ 0.28	$ 0.28	$ 0.27	$ 0.30

Reconciliation of organic finding and development cost per Mcfe (unaudited)
	Year Ended
	December 31, 2020
Drilling and completions capital expenditures	$ 56,133
Proved reserves additions (Mmcfe)	181,002
Organic finding and development cost per Mcfe	$ 0.31

Reconciliation of finding and development cost per Mcfe (unaudited)
	Year Ended
	December 31, 2020
Capital expenditures for wells brought online	$ 53,069
Proved developed reserves additions (Mmcfe)	58,595
Finding and development cost per Mcfe	$ 0.91

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